Exhibit 1.4

Third Amended and Restated Term Note

U.S. $21,666,666.67	June 30, 2026

For Value Received, the undersigned, Twin Disc, Incorporated, a Wisconsin corporation (the “Borrower”), hereby promises to pay to Bank of Montreal (the “Lender”) or its registered assigns at the principal office of Administrative Agent in Milwaukee, Wisconsin (or such other location as Administrative Agent may designate to Borrower), in immediately available funds, the principal sum of Twenty‑One Million Six Hundred Sixty‑Six Thousand Six Hundred Sixty‑Six and 67/100 Dollars ($21,666,666.67) or, if less, the aggregate unpaid principal amount of all Term Loans made or maintained by the Lender to Borrower pursuant to the Credit Agreement, in installments in the amounts called for by Section 2.8(a) of the Credit Agreement, commencing on September 30, 2026, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Term Notes referred to in the Credit Agreement dated as of June 30, 2026, among Borrower, the Guarantors party thereto, the Lenders and L/C Issuer parties thereto, and Bank of Montreal, as Administrative Agent (as extended, renewed, amended or restated from time to time, the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits and security provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement. This Note shall be governed by and construed in accordance with the internal laws of the State of Wisconsin.

Voluntary prepayments may be made hereon, certain prepayments are required to be made hereon, and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

This Note is an amendment and restatement of that certain Second Amended and Restated Term Note dated as of February 14, 2025, issued by Borrower and payable to the order of BMO Bank N.A., in the principal amount of $15,000,000 (the “Original Note”), and this Note is a continuation of the indebtedness evidenced by the Original Note. This Note is not intended as, and shall not be construed as, a repayment, novation or refinancing of the Original Note or the indebtedness evidenced thereby.

Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

Twin Disc, Incorporated

By:
Name Jeffrey S. Knutson
Title Vice President – Finance, Chief Financial Officer, Treasurer and Secretary

[Signature Page to Third Amended and Restated Term Note – TDI]